EXHIBIT 10.28

ADDENDUM A

The Retirement Plan of SBU Bank

In

RSI Retirement Trust

(As Amended and Restated as of October 1, 1997

and as Further Amended Through February 14, 2002)

Good Faith Amendments under the

Economic Growth and Tax Relief Reconciliation

Act of 2001 (EGTRRA)

WHEREAS, the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) enacted changes to provisions of the Internal Revenue Code of 1986, as amended (“Code”), addressing tax-qualified retirement plans, including changes that require plan amendments to preserve the plan’s tax-qualified status as well as other permissible plan changes; and

WHEREAS, Internal Revenue Service Notices 2001-42 and 2001-57 provide guidance and sample amendments, respectively, with respect to the EGTRRA changes; and

WHEREAS, in accordance with the foregoing Notices, “good faith” amendments under EGTTRA must be adopted no later than the end of the plan year in which the EGTRRA changes are required, or the end of the “GUST remedial amendment period,” if later; and

WHEREAS, the EGTRRA required changes are effective various dates, beginning January 1, 2002, as hereinafter set forth;

NOW, THEREFORE, this ADDENDUM A to the above titled plan (“Plan”) is hereby adopted, effective as of January 1, 2002, in “good faith” compliance with EGTRRA:

1.	Preamble

The following amendments to the Plan are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). The amendments are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, the amendments shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

These amendments shall supersede the provisions of the Plan to the extent Plan provisions are inconsistent with the provisions of the following amendments.

2.	Compensation Limit (Plan Section 1.9)

For Plan Years beginning after December 31, 2001, the first sentence of the second paragraph of Section 1.9 is restated in its entirety, to read as follows: “The amount of Compensation taken into account for a Plan Year consisting of twelve (12) months for Plan Years commencing on and after January 1, 1997, shall not exceed one hundred sixty thousand dollars ($160,000) for the 1997, 1998 and 1999 Plan Years, one hundred seventy thousand dollars ($170,000) for the 2000 and 2001 Plan Years and two hundred thousand dollars ($200,000) for the 2002 Plan Year, thereafter adjusted in multiples of five thousand dollars ($5,000) for increases in the cost-of-living as prescribed by the Secretary of the Treasury under Section 401(a)(17)(B) of the Code.”

3.	Section 415 Limitations on Benefits (Plan Section 8.1)

Section 8.1(a)(x) is restated as follows, for Limitation Years ending after December 31, 2001:

(x)	“Maximum Permissible Dollar Amount” shall mean one hundred sixty thousand dollars ($160,000). Such amount shall be adjusted in accordance with the provisions of Section 8.1(c).

Section 8.1(c)(v) is amended by the addition of the following subparagraph (C), effective for Limitation Years ending after December 31, 2001:

(C)	Benefit increases resulting from the increase in the Maximum Permissible Dollar Amount for Limitation Years ending after December 31, 2001 shall be provided to all current and former Participants who have an Accrued Benefit on the last day of the Limitation Year immediately prior to the Limitation Year ending after December 31, 2001 (other than an Accrued Benefit resulting from a benefit increase solely as a result of the increase in the Maximum Permissible Dollar Amount for Limitation Years ending after December 31, 2001).

Section 8.1(c)(vi) is restated as follows, for Limitation Years ending after December 31, 2001:

(vi)	A Participant’s benefit which commences after attainment of age 65 may exceed the Maximum Permissible Dollar Amount, provided the Actuarial Equivalent of such annual benefit commencing at age 65 satisfies such Maximum Permissible Dollar Amount actuarially adjusted to the date of retirement. The actuarial equivalent of the Maximum Permissible Dollar Amount commencing at an age after age 65 shall be determined as the lesser of: (1) the Actuarial Equivalent annual benefit calculated using the interest rate and mortality table (or tabular factors) as set forth in Appendix A of the Plan for purposes of determining the Actuarial Equivalent for a Postponed Retirement Benefit, and (2) the equivalent annual benefit calculated using a five percent (5%) interest rate assumption and the GATT Applicable Mortality Table as set forth in Section E. of Appendix A of the Plan. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

Section 8.1(c)(vii) is restated as follows, for Limitation Years ending after December 31, 2001:

(vii)	If a Participant’s benefit commences prior to attainment of age 62, the Maximum Permissible Dollar Amount shall be equal to a benefit commencing at age 62, reduced to the actuarial equivalent of such benefit determined as of the benefit commencement date. In determining the actuarial equivalent of a benefit commencing prior to age 62, such benefit shall be determined as the lesser of: (1) the Actuarial Equivalent annual benefit calculated using the interest rate and mortality table (or tabular factors) as set forth in Appendix A of the Plan, and (2) the equivalent annual benefit calculated using a five percent (5%) interest rate assumption and the GATT Applicable Mortality Table as set forth in Section E. of Appendix A of the Plan. Any decrease in the Maximum Permissible Dollar Amount determined hereunder shall not reflect a mortality decrement if benefits are not forfeited upon the death of a Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

4.	Direct Rollover of Eligible Rollover Distributions (Plan Section 9.7)

Modification of definition of “Eligible Retirement Plan.” Effective with Plan distributions made after December 31, 2001, for purposes of the direct rollover provision in Plan Section 9.7, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

5.	Modification of Top-Heavy Plan Provisions (Article XIII)

This Section shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Section amends Article XIII of the Plan.

Determination of top-heavy status

Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination

Date was an officer of the Employer having annual Compensation greater than one hundred thirty thousand dollars ($130,000) (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having Annual Compensation of more than one hundred fifty thousand dollars ($150,000). For this purpose, “Annual Compensation” means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

Determination of present values and amounts. The following subparagraphs (a) and (b) shall apply for purposes of determining the present values of Accrued Benefits of Employees as of the Determination Date.

(a)	Distributions during year ending on the Determination Date. The present values of Accrued Benefits of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “ 1-year period.”

(b)	Employees not performing services during year ending on the Determination Date. The Accrued Benefits of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

Top-Heavy Earnings. Top-Heavy Earnings means, for any year, an individual’s annual compensation as defined under Section 414(q)(4) of the Code, up to a maximum of two hundred thousand dollars ($200,000), adjusted in multiples of five thousand dollars ($5,000) for increases in the cost-of-living as prescribed by the Secretary of the Treasury under Section 401(a)(17)(B) of the Code.

Minimum benefits

For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining years of service with the Employer, any service with the Employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no key employee or former key employee.

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